Exhibit 99.1

Aradigm Announces Fourth Quarter 2013 and Full Year Financial Results

Hayward, CA – March 13, 2014 – Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter 2013 Results

The Company recorded $4.6 million in revenue in the fourth quarter of 2013 compared with $223,000 in revenue in the fourth quarter of 2012. Total operating expenses for the fourth quarter of 2013 were $4.9 million, compared with total operating expenses of $2.4 million for the fourth quarter of 2012. The increase in operating expenses was primarily due to higher research and development expenses related to the inhaled ciprofloxacin program. The Company’s net loss for the fourth quarter of 2013 was $0.7 million, or $0.00 per share, compared with a net loss of $2.5 million, or $0.01 per share, for the same period in 2012.

Full Year Results

Revenues for the year ended December 31, 2013 were $9.7 million, compared with revenues of $1.0 million in 2012. The increase in revenue was due to the recognition of revenue from the Grifols collaboration arrangement as the Company is being reimbursed for Pulmaquin® project-related costs, including 9 month dog study-related expenses that were incurred starting in October 2012.

Total operating expenses for 2013 were $29.6 million, compared with total operating expenses of $7.7 million in 2012. Research and development expenses increased by $5.1 million and general and administrative expenses increased by $0.9 million. The increase in research and development expenses was mainly due to the completion of the 9 month inhalation dog study in 2013 and the preparation for the start of the Pulmaquin Phase 3 clinical trials which resulted in higher costs in contract manufacturing and testing as well as higher clinical trial expenses. General and administrative costs increased in 2013 because of higher executive bonus payments and higher legal expenses both associated with the Grifols collaboration. In the third quarter of 2013, the Company recorded $15.9 million as a one-time, non-cash collaboration arrangement acquisition cost resulting from the Grifols collaboration agreement as discussed below.

In August 2013, Grifols paid approximately $26.0 million for the shares of the Company’s common stock at a purchase price of $0.124 per share, which reflected the contractual price for the Company’s common stock as stated in the Stock Purchase Agreement on May 20, 2013. Following the announcement of the collaboration, execution of a supply agreement and satisfaction of other conditions of closing, the stock price rose to $0.20 at the time of closing. Consequently, the contractual price of $0.124 per share resulted in a $0.076 per share discount from the August 27, 2013 closing price of $0.20 per share, or a discount of approximately $15.9 million from the fair market value of the common stock on the effective date of the Grifols License and Collaboration Agreement. The Company recorded the sale of common stock to Grifols at fair value based on the closing price of the Company’s stock on August 27, 2013 of $0.20 per share. This discount, which is a non-cash charge, was recorded as Collaboration Arrangement Acquisition Cost.

The net loss for the year ended December 31, 2013 was $21.6 million, or $0.06 per share, compared with a net loss of $8.2 million, or $0.04 per share, in 2012. The increase in the net loss resulted primarily from the $15.9 million non-cash collaboration arrangement acquisition cost, higher operating expenses due to the expenses associated with the 9 month inhalation dog study which started in October 2012, the preparation costs associated with the Pulmaquin Phase 3 trials, higher legal expenses and bonus expenses for executives related to the Grifols collaboration offset by collaboration revenue from the Grifols collaboration due to the reimbursement of Pulmaquin project-related costs.

As of December 31, 2013, cash and cash equivalents totaled $48.1 million.

“2013 was a game changing year for Aradigm. Our collaboration with Grifols and the accompanying equity raise not only provides the resources to fund the Pulmaquin program in non-cystic fibrosis bronchiectasis in its entirety through the completion of the Phase 3 clinical trials ORBIT-3&4, which are being led by our experienced Chief Medical Officer, Juergen Froehlich, but also brings to Aradigm in Grifols an experienced commercial partner with a specialty respiratory sales force,” said Igor Gonda, the Company’s president and chief executive officer. “In addition, this year we have initiated our collaborations with university scientists to embark on exciting research into new indications consistent with our mission to prevent and treat severe respiratory diseases.”

2013 Highlights

•	November 2013: we announced the appointment of Juergen Froehlich, M.D. as Chief Medical Officer. On November 9, 2013, the Company announced that it appointed Dr. Juergen Froehlich as Aradigm’s Chief Medical Officer. He joins Aradigm from Vertex Pharmaceuticals where he was Head of Regulatory Affairs, overseeing submissions and approvals under accelerated review timelines of Kalydeco (ivacaftor) for the orphan indication of cystic fibrosis. Dr. Froehlich has more than 20 years of pharmaceutical industry experience in preclinical, clinical and regulatory activities at Boehringer Ingelheim, Genentech, Quintiles, Bristol-Myers Squibb, Ipsen and Vertex Pharmaceuticals. While at Genentech, Dr Froehlich directed the clinical development, submission and approval of Activase for acute ischemic stroke and the early development of Xolair for the treatment of allergic rhinitis and allergic asthma. At Bristol-Myers Squibb, Dr. Froehlich oversaw the global life cycle management for Plavix and Avapro. At Ipsen, he directed the FDA submission and approval for Somatuline for acromegaly, oversaw development Dysport for cervical dystonia as well as clinical studies and regulatory strategies for recombinant porcine factor VIII in hemophilia. Dr. Froehlich was closely involved in the commercialization of various drugs and biologics and alliance activities with other companies. Dr. Froehlich graduated from the Medical School at Wuerzburg University in Germany. He is a Diplomate of the American Board of Clinical Pharmacology, a Fellow of the American College of Clinical Pharmacology and a Fellow of the Faculty of Pharmaceutical Medicine. He also holds a dual executive MBA degree from the Graduate School of Business Administration in Zurich, Switzerland and from the State University of New York at Albany.

•	September 2013: we signed a manufacturing agreement with Sigma-Tau Pharmasource, Inc. (“Sigma-Tau”) for the clinical and commercial supply of Pulmaquin. Under the terms of the broad manufacturing services agreement, Sigma-Tau will manufacture the drug product Pulmaquin and placebo for Aradigm’s Phase 3 clinical studies ORBIT-3 and ORBIT-4 in patients in non-cystic fibrosis bronchiectasis, and will support Aradigm in the preparation of its submissions to regulatory authorities in pursuit of marketing approval for the product. Subsequent to market approval, Sigma-Tau will produce the product commercially for patients using Pulmaquin.

•	August 2013: we completed the closing of the worldwide licensing transaction with Grifols, S.A. to develop and commercialize Pulmaquin: The transaction includes an exclusive, worldwide license for Aradigm’s proprietary formulations of inhaled ciprofloxacin for the treatment of severe respiratory diseases, including non-cystic fibrosis bronchiectasis (BE). The parties have agreed to advance Pulmaquin into Phase 3 clinical trials in BE. Grifols will be responsible for all development and clinical expenses up to a maximum of $65 million for the BE indication. Aradigm is entitled to receive cash payments of up to $25 million upon achievement of development milestones. Grifols is responsible for all commercialization activities and will pay Aradigm tiered royalties on worldwide sales of products utilizing Aradigm’s proprietary inhaled ciprofloxacin formulations. Grifols was granted an option to license Aradigm’s AERx® pulmonary drug delivery platform for use with another molecule. In conjunction with the licensing agreement, Grifols acquired 35% of Aradigm’s common stock on a fully diluted basis at a price per share of $0.124 for a total investment of approximately $26 million. Existing Aradigm shareholders, including Tavistock Life Sciences Company and accounts managed by First Eagle Investment Management, LLC, and new investor Great Point Partners, LLC co-invested in the stock purchase transaction and purchased an additional approximately $15.4 million in Aradigm common stock.

•	August 2013: we announced award of an NIH grant for PNTM. The National Institutes of Health (NIH) awarded the Company a Small Business Initiative Research (SBIR) grant in the amount of approximately $278,000 to investigate the treatment of pulmonary non-tuberculous mycobacteria (PNTM) infections with Aradigm’s inhaled liposomal ciprofloxacin products Pulmaquin and Lipoquin. The PNTM infection is chronic and it is an orphan condition with unmet medical need, often associated with cystic fibrosis and non-cystic fibrosis bronchiectasis. The research program is being conducted in collaboration with Oregon State University, Corvalis.

•	August 2013: we announced award of an NIH grant for new methods of diagnoses of aspirations of gastrointestinal contents into the respiratory tract. The NIH awarded the Company an SBIR grant in the amount of approximately $340,000 to investigate the development and validation of tests for gastro-esophageal reflux with aspirations into the respiratory tract which is suspected to be the cause of the origin or worsening of a number of severe respiratory diseases. The research program is being conducted in collaboration with scientists at the University of California, San Francisco (UCSF). The funding is for laboratory work and a human clinical trial to be conducted at UCSF.

About inhaled ciprofloxacin (Pulmaquin and Lipoquin®)

Ciprofloxacin is a widely prescribed antibiotic to treat infections of the lung frequently experienced by cystic fibrosis (CF) and non-cystic fibrosis bronchiectasis (BE) patients. It is often preferred because of its broad-spectrum anti-bacterial action. The available oral and intravenous formulations of the drug are used to treat episodes of acute exacerbations of lung infections in CF patients. The Company’s once-a-day novel inhaled formulations of ciprofloxacin are encapsulated in liposomes, allowing for a sustained release of the drug within the lung and improving airway tolerability. The formulations are to be used for chronic maintenance therapy as they are expected to achieve higher antibiotic concentration at the site of infection and relatively low systemic antibiotic concentrations to minimize side-effects. Lipoquin is a liposomal formulation of ciprofloxacin. Pulmaquin is a dual release formulation that is a mixture of Lipoquin with unencapsulated ciprofloxacin.

Pulmaquin has been tested extensively in preclinical tests, as well as in the ORBIT-2 Phase 2b bronchiectasis study in which outstanding antimicrobial activity coupled with good safety and tolerability was found, and, most importantly, the positive impact on prevention of exacerbations compared to placebo was also observed. The Company is preparing to initiate two global, double-blind, placebo-controlled Phase 3 clinical trials in BE (ORBIT-3 and ORBIT-4) in the first half of 2014. The Company previously reported positive results in Phase 2a studies of 22 CF patients and 36 BE patients who received Lipoquin once-a-day for 2 (CF) or 4 (BE) weeks, respectively.

The Company was recently awarded an NIH grant to fund studies to investigate the treatment of pulmonary non-tuberculous mycobacteria (PNTM) infections with Aradigm’s inhaled liposomal ciprofloxacin products. Additionally, Aradigm’s inhaled ciprofloxacin has been successfully tested in animal models of the bioterrorism infections inhalational tularemia, pneumonic plague and Q-fever. Aradigm has been granted orphan drug designation for liposomal ciprofloxacin for cystic fibrosis in the U.S. and the E.U., and for inhaled ciprofloxacin and for liposomal ciprofloxacin for BE in the U.S.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the prevention and treatment of severe respiratory diseases. Aradigm has product candidates addressing the treatment of bronchiectasis, cystic fibrosis, inhalation tularemia and anthrax infections, and prevention of respiratory and other diseases in tobacco smokers through smoking cessation.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including statements regarding the conduct and completion of clinical trials and the availability and sufficiency of financial resources to complete those trials, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 27, 2013, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm, Pulmaquin, Lipoquin and the Aradigm Logo are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Revenue	$4,638	$223	$9,717	$1,007

Operating expenses:
Research and development	3,884	1,477	8,884	3,781
General and administrative	974	887	4,775	3,896
Collaboration arrangement acquisition cost	—	—	15,943	—
Restructuring and asset impairment	6	8	27	34

Total operating expenses	4,864	2,372	29,629	7,711

Loss from operations	(226)	(2,149)	(19,912)	(6,704)

Interest income	2	1	6	10
Interest expense	(427)	(395)	(1,649)	(1,530)
Other income (expense), net	(4)	—	(9)	(2)

Net loss	$(655)	$(2,543)	$(21,564)	$(8,226)

Change in unrealized gains (losses) on available-for-sale securities	—	—	—	(1)
Comprehensive loss	$(655)	$(2,543)	$(21,564)	$(8,227)

Basic and diluted net loss per common share	$(0.00)	$(0.01)	$(0.06)	$(0.04)

Shares used in computing basic and diluted net loss per common share	586,391	210,137	366,165	201,310

ARADIGM CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$48,131	$7,414
Short-term investments	—	203
Receivables	92	41
Prepaid and other current assets	1,448	106

Total current assets	49,671	7,764
Property and equipment, net	400	727
Other assets	353	475

Total assets	$50,424	$8,966

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	619	330
Accrued clinical and cost of other studies	1,831	500
Accrued compensation	198	184
Deferred revenue	4,379	—
Facility lease exit obligation	168	144
Other accrued liabilities	82	127

Total current liabilities	7,277	1,285
Deferred rent, non-current	132	144
Facility lease exit obligation, non-current	297	465
Note payable and accrued interest	9,035	8,513
Shareholders’ equity (deficit)	33,683	(1,441)

Total liabilities and shareholders’ equity (deficit)	$50,424	$8,966

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